EXHIBIT 23.3

                  CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the use of our reserves report entitled "Evaluation of Oil and Gas Reserves to the Interests of Bellwether Exploration Company in Certain Properties, Effective June 30, 1996, for Disclosure to the Securities and Exchange Commission, Williamson Project 6.8369" dated August 20, 1996 relating to the oil and gas reserves of Bellwether Exploration Company at June 30, 1996. We also consent to the references to us under the headings "Prospectus Summary", "Business and Properties", and "Experts" in such Prospectus constituting part of the Registration on Form S-1 to be filed with the Securities and Exchange Commission on or about February 13, 1997.

                                          WILLIAMSON PETROLEUM CONSULTANTS, INC.

                                          By:  John D. Savage, P.E.
                                               Senior Vice President

Houston, Texas
February 13, 1997